Exhibit 99.1

Contacts:	Investors/Analysts
Julie Prozeller
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Media
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record First-Quarter 2013 Results
    Revenue Increases 18 Percent to $1.05 billion
  Core Earnings Increase 17 Percent to $172 million
  Core EPS Increases 7 Percent to $2.55

Dallas, TX, April 18, 2013 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the quarter ended March 31, 2013.

SUMMARY	Quarter Ended March 31,
(in millions, except per share amounts)	2013	2012	% Change

Revenue	$1,053.4	$891.6	18%
Net income	$129.0	$115.2	12%
Net income per diluted share	$1.92	$1.86	3%
Diluted shares outstanding	67.3	61.8	9%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$357.1	$303.6	18%
Adjusted EBITDA, net of funding costs	$325.6	$275.3	18%
Core earnings	$171.8	$146.9	17%
Core earnings per diluted share	$2.55	$2.38	7%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

Revenue increased 18 percent to $1.05 billion while adjusted EBITDA increased 18 percent to $357 million for the first quarter of 2013. Net income per diluted share (EPS) increased 3 percent to $1.92 and core earnings per diluted share (core EPS) increased 7 percent to $2.55 for the first quarter of 2013, exceeding the Company’s guidance of $2.50.

Diluted shares outstanding were 67.3 million for the first quarter of 2013, an increase of 5.5 million dilutive shares as compared to the first quarter of 2012. The increase is primarily attributable to a 2.5 million share increase in ‘phantom shares,’ which are shares that the Company never has to economically settle, and a 3.6 million share increase in convertible debt warrants, partially offset by share repurchases over the last 12 months.

Ed Heffernan, president and chief executive officer, commented, “This quarter we achieved a milestone by exceeding $1 billion in quarterly revenue for the first time. Reflecting back when Alliance Data went public in 2001, our total annual revenue at the time was about $750 million, which shows pretty remarkable growth over the last 12 years. Looking forward, the bar for growth has been set high, but we remain confident in our ability to achieve organic growth of 2 – 3 times that of GDP.

“With respect to first-quarter results, growth was impressive with both revenue and adjusted EBITDA up over 18 percent compared to the prior year. Likewise, core earnings increased a robust 17 percent, while core EPS increased a lesser 7 percent due to incremental share dilution from our convertible notes. Mercifully, the first tranche of convertible notes mature in August, thus reducing our diluted share count and providing earnings momentum for the back half of 2013.

“Turning to our segments –

▪
After a somewhat disappointing 2012, Epsilon saw its performance roar back with organic top-line growth in excess of 7 percent and bottom-line growth in excess of 15 percent for the quarter. Of significance, the increase was driven by double-digit organic growth in our agency business, which we meaningfully bolstered two years ago through the acquisition of Aspen Marketing Services. The primary reason at the time was that we anticipated a “pivot point” – that future revenue growth would increasingly be driven by agency (including digital), rather than technology offerings.

▪	Private Label continued its stellar performance with top-line growth over 22 percent and bottom-line growth over 15 percent, both compared to the prior year.

All the trends remain positive – core credit spending growth of approximately 11 percent, principal charge-off rates below 5 percent, and portfolio funding rates below 2 percent. In other words, a great combination. With a healthy client prospect pipeline, ‘all is good’ for Private Label.

▪
Finally, LoyaltyOne had an unusual, but anticipated, first quarter with a 7 percent decrease in its top-line, but a 7 percent increase in its bottom-line compared to the prior year. The only surprise was a 3 percent decrease in AIR MILES® reward miles issued during the quarter due to weakness at our credit card sponsors. Although we have started the year in a hole, we believe we can still achieve mid-single-digit issuance growth for 2013.”

Heffernan continued, “Overall, visibility and positive trends remain solid for 2013.”

SEGMENT REVIEW

LoyaltyOne: Revenue for the segment decreased $17 million, or 7 percent, to $241 million for the first quarter of 2013. Redemption revenue decreased $28 million, or 15   percent, due to fewer AIR MILES redeemed during the first quarter of 2013 compared to the first quarter of 2012. Adjusted EBITDA was $63 million, up 7 percent compared to the first quarter of 2012, due to favorable operating leverage and a $2 million reduction in losses associated with international expansion efforts. Canadian exchange rates were consistent between years.

AIR MILES reward miles issued were down 3 percent compared to the first quarter of 2012 due to weakness in consumer credit card spending coupled with limited promotional activity. AIR MILES reward miles redeemed decreased 12 percent, which was expected as redemptions were artificially high in the first quarter of 2012 following the announcement of a five-year expiry policy at the end of 2011. AIR MILES Cash, an instant reward option added to the AIR MILES Reward Program during the first quarter of 2012, continued to gain momentum with approximately 1.4 million collectors enrolled at quarter-end. The Company expects approximately 10 percent of AIR MILES reward miles issued during 2013 will be under this option.

During the quarter, LoyaltyOne signed a new multi-year agreement with Staples Canada Inc., Canada's largest supplier of office supplies, technology, office furniture and business services, to issue AIR MILES reward miles in-store and online starting March 2013. On the international expansion front, the rollout of the dotz coalition loyalty joint venture in Brazil continues on-track with approximately 7.2 million collectors enrolled at quarter-end, up from 2.2 million in March of last year.

Epsilon: Revenue for the segment increased $90 million, or 39 percent, to $318 million for the first quarter of 2013. Excluding the HMI acquisition completed November 30, 2012, revenue growth was approximately 7 percent compared to the first quarter of 2012. By line of business, technology revenue was essentially flat at $104 million for the first quarter of 2013. Data revenue was down 2 percent at $40 million for the first quarter of 2013, with continued softness in consumer demographic data offerings. Agency revenue increased 110 percent to $174 million for the first quarter of 2013, boosted by the HMI acquisition. Excluding the HMI acquisition, agency revenue growth was approximately 21 percent driven by strength in the telecom vertical.

Adjusted EBITDA increased $15 million, or 37 percent, to $54 million for the first quarter of 2013. Excluding the HMI acquisition, adjusted EBITDA increased over 15 percent compared to the first quarter of 2012, a result of cost savings measures implemented mid-2012. Adjusted EBITDA margins were 17 percent for the first quarter of 2013, consistent with the prior year quarter. Excluding HMI, adjusted EBITDA margins increased 140 basis points compared to the first quarter of 2012.

During the quarter, Epsilon signed a new multi-year agreement with Road Scholar, a not-for-profit organization providing adults with educational travel opportunities around the globe, to provide database marketing services. In addition, Epsilon announced multi-year renewal agreements with Carlson Rezidor Hotel Group to continue to provide email marketing services, Kroger to continue to provide email, strategic, creative and analytics services, and with Guthy-Renker to continue to provide database, data and email marketing services.

Private Label Services and Credit: Revenue for the segment increased $90 million, or 22 percent, to $497 million for the first quarter of 2013. Net finance charge income increased $101 million, or 27 percent, driven by a 31 percent increase in average credit card receivables, while transaction revenue decreased $12 million, or 38 percent, due primarily to rebates paid to certain clients. Gross yield for the first quarter of 2013 was 27.4 percent, down 90 basis points from the prior year quarter primarily due to the on-boarding of new portfolios.

Adjusted EBITDA, net of funding costs, increased 16 percent to $227 million for the first quarter of 2013, boosted by strong revenue growth and lower portfolio funding rates, but moderated by a considerable provision build. Principal loss rates decreased 80 basis points to 4.5 percent for the first quarter of 2013, while the provision for loan loss expense increased $17 million to $67 million, or 35 percent, related to the substantial build in credit card receivables. Portfolio funding costs increased $3 million to $31 million for the first quarter of 2013, but decreased approximately 30 basis points to 1.8 percent, expressed as a percentage of average credit card receivables.

Credit sales increased 32 percent compared to the first quarter of 2012, driven by an 11 percent increase in core cardholder spending and new programs added over the last 12 months. Credit card receivables were $7 billion at March 31, 2013, up 29 percent compared to March 31, 2012. The allowance for loan loss reserve was $471 million, or 6.7 percent of ending receivables, at March 31, 2013 compared to $448 million, or 8.2 percent of ending receivables, at March 31, 2012. Delinquency rates improved to 3.8 percent of principal receivables at March 31, 2013, down from 4.0 percent at March 31, 2012.

Private Label recently signed multi-year agreements with Caesars Entertainment to provide a co-brand credit card program aligned with Caesars’ “Total Rewards” loyalty program, and Barneys New York, one of the country’s preeminent luxury retailers, to provide private label credit card services. In addition, Private Label signed a long-term renewal agreement with Gander Mountain, a leading multi-channel retailer of outdoor lifestyle products and services.

2013 Outlook

Second Quarter 2013: The Company expects revenue to approximate $1.02 billion for the second quarter of 2013, an 18 percent increase compared to 2012. Core earnings is expected to approximate $150 million, a 10 percent increase compared to 2012, while core EPS is expected to approximate $2.25 for the second quarter of 2013, a 6 percent increase compared to 2012. The growth rate in core EPS for the second quarter of 2013 is expected to be dampened by a 6 percent increase in diluted share count due to incremental dilution attributable to outstanding convertible notes. This trend of increasing diluted share count ends in the second quarter of 2013, as $805 million of convertible notes mature on August 1.

Full Year: The Company is raising 2013 guidance for revenue from $4.20 billion to $4.25 billion, a 17 percent increase compared to 2012. Organic revenue growth for 2013 is expected to approximate 7 percent. The Company is also raising guidance for core EPS from $9.65 to $9.75, a 12 percent increase compared to 2012. Diluted share count is expected to be approximately 65.7 million shares, up 2 percent compared to 2012, due to incremental dilution attributable to outstanding convertible notes.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, April 18, 2013 at 8:30 a.m. (Eastern Time) to discuss the Company’s first-quarter 2013 results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “31636985”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on May 2, 2013.

About Alliance Data

Alliance Data® (NYSE: ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data and its three businesses employ approximately 11,000 associates at more than 70 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.alliancedata.com, or you can follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “would” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenue	$1,053.4	$891.6
Operating expenses:
Cost of operations	642.7	551.0
Provision for loan loss	66.6	49.3
Depreciation and amortization	52.9	38.7
Total operating expenses	762.2	639.0
Operating income	291.2	252.6
Interest expense, net:
Securitization funding costs	24.5	22.3
Interest expense on deposits	7.0	6.0
Interest expense on long-term and other debt, net	51.0	37.4
Total interest expense, net	82.5	65.7
Income before income taxes	208.7	186.9
Income tax expense	79.7	71.7
Net income	$129.0	$115.2

Per share data:
Basic – Net income	$2.59	$2.30

Diluted – Net income	$1.92	$1.86

Weighted average shares outstanding – basic	49.8	50.1
Weighted average shares outstanding – diluted	67.3	61.8

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of March 31, 2013	As of December 31, 2012
ASSETS
Cash and cash equivalents	$764.1	$893.4
Credit card receivables, net	6,555.7	6,967.7
Redemption settlement assets	537.8	492.7
Intangible assets, net	552.7	582.9
Goodwill	1,743.7	1,751.1
Other assets	1,772.5	1,312.3
Total assets	$11,926.5	$12,000.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,183.5	$1,249.1
Deposits	2,177.1	2,228.4
Asset-backed securities debt – owed to securitization investors	4,083.6	4,131.0
Debt	2,871.0	2,854.8
Other liabilities	1,006.8	1,008.3
Total liabilities	11,322.0	11,471.6
Stockholders' equity	604.5	528.5
Total liabilities and stockholders’ equity	$11,926.5	$12,000.1

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$129.0	$115.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52.9	38.7
Deferred income taxes	14.6	8.0
Provision for loan loss	66.6	49.3
Non-cash stock compensation	13.0	12.3
Amortization of discount on convertible senior notes	22.2	19.8
Change in operating assets and liabilities, net of acquisitions	(10.9)	16.3
Other	(8.4)	(20.0)
Net cash provided by operating activities	279.0	239.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(52.9)	34.6
Change in restricted cash	(463.1)	(44.8)
Change in credit card receivables	371.4	257.5
Purchase of credit card receivables	(37.1)	(97.7)
Capital expenditures	(28.3)	(31.4)
Other	(48.0)	16.6
Net cash (used in) provided by investing activities	(258.0)	134.8

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	–	699.5
Repayments of borrowings	(6.1)	(474.0)
Issuances of deposits	326.9	136.8
Repayments of deposits	(378.2)	(202.8)
Borrowings from asset-backed securities	500.0	–
Repayments/maturities of asset-backed securities	(547.4)	(350.5)
Proceeds from issuance of common stock	2.1	6.9
Purchase of treasury shares	(51.7)	(2.5)
Other	7.1	(6.3)
Net cash used in financing activities	(147.3)	(192.9)
Effect of exchange rate changes on cash and cash equivalents	(3.0)	1.3
Change in cash and cash equivalents	(129.3)	182.8
Cash and cash equivalents at beginning of period	893.4	216.2
Cash and cash equivalents at end of period	$764.1	$399.0

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012	Change
Segment Revenue:
LoyaltyOne	$240.9	$257.8	(7)%
Epsilon	317.9	227.9	39%
Private Label Services and Credit	497.3	407.3	22%
Corporate/Other	–	0.4	nm
Intersegment Eliminations	(2.7)	(1.8)	nm
	$1,053.4	$891.6	18%

Segment Adjusted EBITDA:
LoyaltyOne	$62.6	$58.4	7%
Epsilon	54.4	39.8	37%
Private Label Services and Credit	258.3	224.4	15%
Corporate/Other	(18.2)	(19.0)	(4)%
Intersegment Eliminations	–	–	nm
	$357.1	$303.6	18%

Key Performance Indicators:
Private Label statements generated	46.6	37.1	26%
Average receivables	$6,963.6	$5,321.5	31%
Credit sales	$3,095.6	$2,343.5	32%
AIR MILES reward miles issued	1,191.5	1,229.8	(3)%
AIR MILES reward miles redeemed	1,104.3	1,249.8	(12)%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2013	2012
Net income	$129.0	$115.2
Income tax expense	79.7	71.7
Total interest expense, net	82.5	65.7
Depreciation and other amortization	19.6	17.6
Amortization of purchased intangibles	33.3	21.1
EBITDA	344.1	291.3
Stock compensation expense	13.0	12.3
Adjusted EBITDA	$357.1	$303.6
Less: funding costs (1)	(31.5)	(28.3)
Adjusted EBITDA, net of funding costs	$325.6	$275.3

Core Earnings:
Net income	$129.0	$115.2
Add back non-cash non-operating items:
Stock compensation expense	13.0	12.3
Amortization of purchased intangibles	33.3	21.1
Non-cash interest expense (2)	27.3	23.4
Non-cash mark-to-market gain on interest rate derivatives	(6.3)	(7.0)
Income tax effect (3)	(24.5)	(18.1)
Core earnings	$171.8	$146.9

Weighted average shares outstanding – diluted	67.3	61.8
Core earnings per share – diluted	$2.55	$2.38

_______________

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended March 31, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$55.9	$4.3	$2.4	$62.6
Epsilon	16.2	34.2	4.0	54.4
Private Label Services and Credit	242.4	13.4	2.5	258.3
Corporate/Other	(23.3)	1.0	4.1	(18.2)
	$291.2	$52.9	$13.0	$357.1

	Three Months Ended March 31, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$51.2	$5.1	$2.1	$58.4
Epsilon	11.8	24.4	3.6	39.8
Private Label Services and Credit	214.0	8.5	1.9	224.4
Corporate/Other	(24.4)	0.7	4.7	(19.0)
	$252.6	$38.7	$12.3	$303.6

_______________

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.